Exhibit 10.18

[IFC Letterhead]

December 22, 2004

Elena Delgado
26 Maplewood Drive
Danville, CA 94506

Dear Elena:

     This letter sets forth the agreement (“Agreement”) between Irwin Financial Corporation (“Irwin Financial”) and you (the “Shareholder”) with respect to certain federal and state income tax issues related to certain of the Shareholder’s rights under that certain Shareholder Agreement dated July 31, 1999, as amended (the “Shareholder Agreement”), by and among Irwin Home Equity Corporation (“IHE”), Irwin Financial and the Shareholder. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Shareholder Agreement.

     The Shareholder Agreement sets forth certain terms and conditions relating to the Shareholder’s ownership of five (5) shares of common stock of IHE (the “Shares”). Should a purchase and sale transaction be entered into between the parties hereto pursuant to the Shareholder Agreement (a “Purchase Transaction”), the purchase price to be paid for the Shares (the “Purchase Price”) would be their Fair Market Value, which is to be determined by reference to the value of Irwin Financial’s “Home Equity Business Segment,” as defined in and described more fully in the Shareholder Agreement.

     In consideration of the mutual promises contained in the Shareholder Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1. No Guarantee of Tax Treatment. Irwin Financial and IHE have made no guarantees to the Shareholder regarding the ultimate treatment of the receipt by the Shareholder of the Fair Market Value of the Shares for federal and state income tax purposes.

     2. Gross-Up Payments. Notwithstanding the foregoing, in the event that, in connection with a particular Purchase Transaction, the amount of the Purchase Price that is attributable to the value of the non-IHE Legal Portion (as defined below) is treated as ordinary income rather than proceeds of the disposition of a capital asset under applicable federal and state tax laws, then Irwin Financial will pay to the Shareholder a cash payment (the “Aggregate Cash Payment”) equal to the sum of (1) the Gross-up Cash Payment (as defined below), plus (2) the Supplemental Cash Payment (as defined below), in each case subject to the limitations and qualifications set forth below. For purposes of this Agreement, (i) the “Wholesale Bank Portion”

means the portion of the “wholesale bank” division of Irwin Union Bank and Trust Company (“IUBT”) within which IUBT’s national home equity lending operations are funded and certain related assets are held, and (ii) the “non-IHE Legal Portion” means the portion of the Purchase Price attributable to the value of Shareholder’s interest in: (x) the Wholesale Bank Portion, (y) Irwin Residual Holdings Corporation, and (z) Irwin Residual Holdings Corporation II.

     3. Definitions. For purposes hereof, the following terms have the meanings specified:

          a. “Gross-up Cash Payment” shall be the amount, computed on the basis of the principles described in paragraph 7, by which (i) the Shareholder’s actual combined federal and state income tax liability in respect of the Indemnified Portion (as defined below) exceeds (ii) the amount that the Shareholder’s combined federal and state income tax liability in respect of such Indemnified Portion would have been had such Indemnified Portion been treated as proceeds from the disposition of a capital asset.

          b. “Indemnified Portion” shall mean the amount of income, up to but not exceeding the Value Cap (as defined below), that is attributable to the non-IHE Legal Portion allocable to the Shares being sold by the Shareholder in a particular Purchase Transaction. In no event shall the Indemnified Portion in respect of a particular Purchase Transaction, when added together with the Indemnified Portions from all other Purchase Transactions entered into by the Shareholder, exceed the Value Cap.

          c. “Value Cap” shall be $5,210,000.00.

          d. “Supplemental Cash Payment” shall be the amount of the combined federal and state income tax liability imposed on the Shareholder with respect to the Gross-Up Cash Payment, computed on the basis of the principles described in paragraph 7.

     4. Limitations on Payments. Subject to the second paragraph of this Section 4, Irwin Financial shall be obligated to pay to the Shareholder, in the Irwin Financial taxable year in which the Purchase Transaction takes place, only that portion of the Aggregate Cash Payment for which Irwin Financial is able to derive an actual tax benefit as a deduction from income on its federal income tax return for that taxable year or any prior taxable year. In the event that any portion of the Aggregate Cash Payment gives rise to a deferred deduction or a net operating loss carryforward (or increases the amount of a deferred deduction or net operating loss carryforward) that is carried forward to a future taxable year, Irwin Financial agrees to pay such portion of the Aggregate Cash Payment, without interest: (i) in Irwin Financial’s first succeeding taxable year in which Irwin Financial is able to derive an actual tax benefit from such deferred deduction or net operating loss carryforward, and (ii) only to the extent of such actual tax benefit for such taxable year.

     Notwithstanding the foregoing, nothing in this Agreement shall be construed as authorizing or permitting Irwin Financial to withhold payment from Delgado of any portion of the Aggregate Cash Payment solely because of limitations imposed by section 162(m) of the

Internal Revenue Code of 1986, as amended (“Section 162(m)”), in the event that the Aggregate Cash Payment, when added together with all compensation received by Delgado in a given taxable year (including base salary, payment for the Shares, and all other amounts that legally are required to be included in Delgado’s compensation for purposes of Section 162(m), would cause Delgado’s compensation to exceed the limitations of Section 162(m).

     5. Treatment of Deferred Deductions and Carryforwards. For purposes of determining when Irwin Financial is able to derive an actual tax benefit from a deferred deduction or net operating loss carryforward in accordance with paragraph 4, Irwin Financial will be treated as utilizing deferred deductions and/or net operating loss carryforwards attributable to an Aggregate Cash Payment prior to all other deferred deductions and/or net operating loss carryforwards, other than those attributable to payments required under substantially similar provisions in agreements with other shareholders of IHE (the “Other Gross-Up Agreements”). In the event there are deferred deductions and/or net operating loss carryforwards attributable to payments required under substantially similar provisions in the Other Gross-Up Agreements, then the use of any such deferred deductions and/or net operating loss carryforwards shall be allocated among those obligations pro rata.

     6. Timing of Payment. The portion of the Aggregate Cash Payment to be paid in any taxable year shall be paid by Irwin Financial to the Shareholder before the end of the financial quarter in which it is first determined that the taxable benefit is expected to be realized in that taxable year.

     7. Certain Calculation Principles. Solely for purposes of computing the Gross-up Cash Payment, the Supplemental Cash Payment and the Aggregated Cash Payment, (i) all actual and hypothetical combined federal and state tax liabilities shall be determined using the maximum federal and state income tax rates applicable to income earned and gains realized during 2001 by individuals whose taxable year is the calendar year, and taking into account the deductibility of state income taxes for federal income tax purposes; (ii) the Shareholder’s holding period for the Shares involved in the Purchase Transaction shall be the Shareholder’s actual holding period for those Shares as of the date of the Purchase Transaction, and (iii) the aggregate Value Cap to be applied under this Agreement and all the Other Gross-Up Agreements shall be an amount equal to the value of the Home Equity Business Segment, calculated as of June 30, 2001, that is allocable to the shares of common stock held by all IHE minority shareholders, which allocated amount is hereby agreed to be $10,420,000.00. In no event shall the aggregate Indemnified Portion under this Agreement and the Other Gross-Up Agreements exceed such aggregate Value Cap.

     8. No Liability Attributable to Value or Rate Increases. For the avoidance of doubt, neither Irwin Financial nor IHE shall have any obligation to the Shareholder in respect of any tax liability of the Shareholder (i) attributable to increases in the value of the Home Equity Business Segment above the Value Cap or in applicable income tax rates, or (ii) in respect of any interest or penalties that may be incurred by or imposed upon Shareholder, including without limitation interest or penalties related to the Shareholder’s reporting or characterization of income or gain from the proceeds of any Purchase Transaction.

     9. Tax Reporting. The Shareholder is not required under this Agreement to report the proceeds from a Purchase Transaction on her federal or state income tax returns as gain from the disposition of a capital asset, and the Shareholder is solely responsible for determining the appropriate manner of reporting all income or gain derived from a Purchase Transaction under applicable federal and state income tax laws. To the extent permitted by applicable law, the Shareholder agrees to report the entire non-IHE Legal Portion in a consistent manner for all federal and state income tax purposes.

     10. Illustrative Calculation. The following calculation reflects the application of the provisions of this Agreement to the payments to be made to the Shareholder hereunder and to the other IHE minority shareholders under the Other Gross-Up Agreements, assuming in each case that a Purchase Transaction is entered into with each such shareholder with respect to all of the Shares held by them, and that the aggregate Indemnified Portion is equal to the aggregate Value Cap:

Minority Home Equity Business Segment Value at 6/30/01	$10.42 million
Combined Federal and State Ordinary Income Tax Rate	49.85%
Combined Federal and State Capital Gains Tax Rate	29.3%
Tax Rate Differential (Ordinary Income vs. Capital Gains)	20.55%
Maximum Gross-up Cash Payment ($10.42 million*20.55%)	$2.14 million
Maximum Supplemental Cash Payment:
($2.14 million/50.15% minus $2.14 million)	$2.13 million
Maximum Aggregate Cash Payment (all Gross-Up Agreements)	$4.27 million

     11. No Other Reimbursement Liability. Irwin Financial will not be responsible for reimbursement of taxes on any possible Purchase Transactions beyond the reimbursement obligations expressly set forth in this Agreement.

     12. Entire Agreement. This Agreement, together with the Shareholder Agreement referred to herein, embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof, and supersedes and preempts any and all prior and contemporaneous understandings, agreements, arrangements or representations by or among the parties, written or oral, which may relate to the subject matter hereof or thereof in any way.

     13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to conflicts of laws provisions thereof.

     14. Headings. The headings of the paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

     By signing below, the Shareholder accepts and agrees to the terms of this Agreement as of the date of this letter.

Sincerely, Irwin Financial Corporation
By : /s/ Matthew F. Souza

Title: Senior Vice President/Secretary

Accepted and agreed to:

/s/ Elena Delgado Elena Delgado

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